ASSET PURCHASE AGREEMENT




                                  BY AND AMONG




                                ORTHOLOGIC CORP.,
                          or its designated subsidiary




                       DANNINGER MEDICAL TECHNOLOGY, INC.




                                       AND




                           DANNINGER HEALTHCARE, INC.










                                 MARCH 12, 1997

                                TABLE OF CONTENTS

ARTICLE I.  DEFINITIONS........................................................1

ARTICLE II. PURCHASE AND SALE; PURCHASE PRICE..................................6
         1.       Purchase and Sale............................................6
         2.       Adjustment to Purchase Price.................................6
         3.       Payment of Purchase Price....................................7

ARTICLE III.  OTHER AGREEMENTS.................................................7
         1.       Access.......................................................7
         2.       Disclosure Schedule..........................................7
         3.       Public Announcements.........................................7
         4.       Transfer of Intangible Assets................................7
         5.       Retained Liabilities.........................................8
         6.       Referrals and Deliveries.....................................8
         7.       Effective Time of Closing....................................8
         8.       Allocation of Purchase Price.................................8
         9.       Prorations...................................................8
         10.      Risk of Loss.................................................9
         11.      Employees....................................................9
         12.      Intention....................................................9
         13.      Audited Financial Statements.................................9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER..........................10
         1.       Organization; Business......................................10
         2.       Authorization; Enforceability...............................10
         3.       No Violation or Conflict....................................10
         4.       Financial Information; Books and Records....................11
         5.       Assets......................................................11
         6.       Contingent and Undisclosed Liabilities......................12
         7.       Taxes.......................................................13
         8.       Absence of Certain Changes..................................13
         9.       Employee Benefit Plans......................................14
         10.      Compliance with Law.........................................15
         11.      Litigation..................................................16
         12.      Contracts...................................................16
         13.      Existing Insurance Policies.................................18
         14.      Environmental Protection....................................19
         15.      Labor Matters...............................................21
         16.      Labor Relations; Compliance.................................21

         17.      Brokers.....................................................22
         18.      Governmental Approvals......................................22
         19.      Disclosure..................................................22
         20.      Intangible Assets...........................................23
         21.      Certain Payments............................................23
         22.      Relationships with Related Parties..........................23
         23.      No Real Property............................................24

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER............................24
         1.       Organization; Business......................................24
         2.       Authorization; Enforceability...............................24
         3.       No Violation or Conflict....................................24
         4.       Governmental Approvals......................................24
         5.       Disclosure..................................................24
         6.       Litigation..................................................25
         7.       Brokers.....................................................25

ARTICLE VI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER..................25
         1.       Compliance with Agreement...................................25
         2.       Proceedings and Instruments Satisfactory....................25
         3.       No Litigation...............................................25
         4.       Deliveries at Closing.......................................25
         5.       Other Deliveries............................................26

ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER................26
         1.       Compliance with Agreement...................................26
         2.       Proceedings and Instruments Satisfactory....................26
         3.       No Litigation...............................................26
         4.       Deliveries at Closing.......................................26
         5.       Other Documents.............................................27
         6.       Delivery of Purchase Price..................................27

ARTICLE VIII. INDEMNITIES.....................................................27
         1.       Seller's Indemnity..........................................27
         2.       Buyer's Indemnity...........................................27
         3.       Provisions Regarding Indemnities............................28

ARTICLE IX. MISCELLANEOUS.....................................................30
         1.       Survival of Representations and Warranties..................30
         2.       Insurance Coverage Following the Closing....................30
         3.       Right to Use Name...........................................31
         4.       Entire Agreement; Amendment.................................31
         5.       Expenses....................................................31

         6.       Governing Law...............................................31
         7.       Assignment; Guarantee.......................................32
         8.       Notices.....................................................32
         9.       Counterparts; Headings......................................33
         10.      Severability................................................33
         11.      Specific Performance........................................33
         12.      Taxes and Fees..............................................33
         13.      Income Tax Position.........................................33
         14.      Waivers.....................................................33
         15.      Further Assurances..........................................33

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made this 12th day of March, 1997 by and among OrthoLogic Corp., a Delaware corporation or its designated subsidiary ("Buyer"), Danninger Medical Technology, Inc., a Delaware corporation ("DMTI"), and Danninger Healthcare, Inc., an Ohio corporation and a wholly-owned subsidiary of DMTI ("DHI" and, together with DMTI, "Seller").

                                    RECITALS

         WHEREAS, DMTI is engaged in the business of manufacturing and marketing continuous passive motion (CPM) devices and manufacturing and marketing spinal implant products through its wholly-owned subsidiary, Cross Medical Products, Inc.; and

         WHEREAS, DHI is engaged in the business of renting and selling CPM devices; and

         WHEREAS, Buyer is engaged in the business of manufacturing, marketing, renting and selling of CPM devices and other derivative orthopaedic devices; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets, rights and properties of Seller relating to the CPM business of Seller, upon all of the terms and subject to all of the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                             ARTICLE I. DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         "Agreement" shall mean this Asset Purchase Agreement, together with any annexes, exhibits or schedules and the Disclosure Schedule attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

         "Assets" shall mean all assets of Seller used in the conduct of the Business, including, but not limited to, Seller's accounts receivable which are derived from the Business of Seller prior to the Effective Time of Closing (but excluding intercompany accounts receivable), the Contracts, Equipment, Intangible Assets, Inventory, Miscellaneous Assets and Records and excluding all Retained Assets.

         "Assumed Liabilities" shall mean and be limited to those liabilities and obligations of Seller: (i) under the Contracts being assumed by Buyer (which shall not include any liabilities or obligations for events occurring or conditions existing prior to the Effective Time of Closing except to the extent included in the Closing Balance Sheet); (ii) under the written employment agreement dated September 6, 1996 between DMTI and Stephen R. Draper, the written employment agreement dated September 4, 1996 between DMTI and Tim Alonzi and the written employment agreement dated September 4, 1996 between DMTI and Nancy Cribar (iii) relating exclusively to the Business or the Assets that are
(A) reflected in the Financial Information, (B) incurred after December 31, 1996 in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement (applied as if this Agreement had been in effect from the close of business on December 31, 1996 through the Closing Date) or (C) that are not, individually or in the aggregate, material to the Business; (iv) drawings by Seller on Seller's bank loan facility prior to the date hereof to the extent used in the Business; (v) under the promissory note dated as of September 6, 1996 by Seller, as maker, to Stephen R. Draper in the original principal amount of $1,400,000 and the promissory note dated as of September 6, 1996 by Seller, as maker, to Stephen R. Draper in the original principal amount of $100,000, each issued in the acquisition by Seller of Surgical & Orthopedic Specialties, Ltd. ("SOS"); (vi) warranty expense for products sold prior to the Effective Time of Closing to the extent of the amount accrued on the Closing Balance Sheet (warranty expense at Buyer's actual cost incurred prior to March 12, 1998 for products sold prior to the Closing Date in excess of the amount accrued on the Closing Balance Sheet shall not be an Assumed Liability and is referred to herein as "Excess Warranty Expense"); and
(vii) all obligations and liabilities arising out of the operation of the Business or the ownership of the Assets on and after the Effective Time of Closing; provided, however, that Assumed Liabilities shall not include the following to the extent of events occurring or conditions existing prior to the Effective Time of Closing: (1) liabilities related to product liability claims;
(2) liabilities related to Environmental Claims; (3) liabilities for taxes relating to or arising out of the conduct of the Business accruing, or with respect to any event or time period occurring, at or prior to the Effective Time of Closing; (4) liabilities in respect of employees or Employee Benefit Plans, other than for Accrued Employee Benefits as set forth in Section III.11.a; and
(5) intercompany accounts payable which do not represent trade accounts payable.

         "Bill of Sale" shall mean the Bill of Sale and Assumption of Liabilities in substantially the form of Exhibit 1 attached to this Agreement.

         "Business" shall mean the business of manufacturing, marketing, renting and selling continuous passive motion equipment conducted by Seller prior to the Closing and shall not mean the business of manufacturing, marketing and sale of spinal implant products.

         "Buyer Counsel Opinion" shall mean the opinion of Quarles & Brady in substantially the form of Exhibit 2 attached to this Agreement.

         "Closing" shall mean the conference to be held commencing at 10:00 a.m., local time, on the Closing Date at the offices of Quarles & Brady, One East Camelback, Suite 400, Phoenix, Arizona 85012, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

         "Closing Balance Sheet" shall mean the balance sheet prepared by Seller based on its books and records that shows the net tangible book value of the Assets as of the close of business on the date immediately preceding the Closing Date, prepared in the same manner as set forth in Exhibit 3 at December 31, 1996.

         "Closing Date" shall mean: (i) March 12, 1997; or (ii) such other date as the parties may mutually agree to in writing.

         "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

         "Confidentiality Agreement" shall mean the confidentiality agreement between Buyer and Seller in the form attached hereto as Exhibit 4.

         "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, related to the Business to which Seller is a party or by which Seller is bound, including but not limited to those on the list (or summary of oral Contracts) of which is set forth in the Disclosure Schedule attached hereto.

         "CPM Rental Fleet" shall mean all continuous passive motion devices of Seller rented by Seller in the conduct of the Business.

         "Disclosure  Schedule"  shall  have the  meaning  set forth in  Section
III.2.

         "Employee Benefit Plans" shall have the meaning set forth in Section IV.9.a.

         "Equipment" shall mean all equipment, tools, machinery, furniture, fixtures, motor vehicles, furnishings, parts, office equipment, computers and other items of tangible personal property which are owned by Seller and used by Seller in the operation of the Business, including but not limited to those assets which are listed in the Disclosure Schedule and excluding all Retained Assets.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

         "Escrow Agreement" shall mean the escrow agreement among Buyer, Seller and Bank One Trust Company, N.A. (as "Escrow Agent") in substantially the form of Exhibit 5 attached to this Agreement.

         "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by Seller covering the Assets or the Business, all of which are listed and briefly described on the Disclosure Schedule.

         "Existing Permits" shall mean all permits, licenses, approvals, qualifications, permissions and governmental authorizations (including, without limitation, from the Food and Drug Administration and health and safety permits and Environmental Permits) used in the conduct of the Business, all of which are listed and briefly described on the Disclosure Schedule.

         "Financial Information" shall mean: (i) the audited consolidated balance sheets of DMTI as of December 31, 1996, 1995 and 1994 and the related audited consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (the "DMTI Financials"); (ii) the unaudited quarterly financial statements of DHI for the period January 1, 1994 through December 31, 1996 (the "DHI Financials"); (iii) the books and records of account of the Business; (iv) the Closing Balance Sheet; and (v) all other financial information relating to the financial condition of the Business delivered or to be delivered by Seller to Buyer. The Disclosure Schedule attached hereto includes a consolidating schedule to the unaudited consolidated balance sheet as of December 31, 1996, and such consolidating schedule, together with the unaudited consolidated balance sheet as of December 31, 1996 and the related unaudited consolidated statements of operations, changes in shareholders' equity and cash flows for the period ended December 31, 1996 is referred to herein as the "December 31, 1996 Balance Sheet."

         "Intangible Assets" shall mean all of the intangible assets owned by Seller and used in the Business or otherwise used in the Business by Seller, including but not limited to trade secrets, know-how, data, operating methods and procedures, proprietary information, processes, technical knowledge, advertising formats, logos, United States and foreign patents, patent applications, the names "Danninger Medical Technology, Inc.," "Danninger Healthcare, Inc." and "Surgical & Orthopedic Specialties, Ltd.," trade names, any trade dress, trademarks, service marks, trademark registrations, service mark registrations, copyrights, copyright applications, franchise rights, customer lists, telephone numbers and related rights, past and present research and development projects and all associated goodwill relating thereto.

         "Inventory"  shall  mean  inventories  used by Seller  in the  Business including, without limitation, raw materials, work in process, finished products, the CPM Rental Fleet, goods, spare parts, replacement and component parts and other supplies, including inventories held at any location controlled by Seller and inventories previously ordered or purchased and in transit to Seller at such locations.

         "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

         "Lease" shall mean the Standard Mini-Office Lease, dated February 8, 1996, between Freshman Wrap Properties Partnership, L.P. dba Galloway Industrial Properties, as landlord, and DMTI, as tenant, for the Premises.

         "Leased Assets" shall mean all items of personal property which Seller leases and uses in the Business, including but not limited to those assets which are set forth in the Disclosure Schedule and excluding all Retained Assets.

         "Lien" shall mean, with respect to any asset: (i) any mortgage, pledge, lien, charge, claim, restriction, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind, excluding any of the foregoing that do not by themselves materially affect the use of the asset; and (ii) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

         "Miscellaneous Assets" shall mean Business-related security deposits, prepaid expenses and assets, leasehold improvements and those assets set forth in the Disclosure Schedule and excluding all Retained Assets.

         "Noncompete   Agreements"  shall  mean  five-year   noncompetition  and
nonsolicitation agreement between Buyer and each of Seller and Edward Funk in the form of Exhibits 6 and 6-A attached to this Agreement.

         "Person" shall mean and include a natural person, corporation, trust, partnership, limited liability company, association, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity.

         "Premises" shall mean the buildings which Seller occupies and out of which it conducts the Business, the location of which is 5160-B Paul G. Blazer Memorial Parkway, Dublin, Ohio 43017.

         "Purchase Price" shall mean $8,606,250, subject to adjustment pursuant to Section II.2..

         "Records" shall mean such books, documents and records owned or used by Seller in the conduct of the Business, including personnel, Medicare, Medicaid, medical and accounting records, correspondence, governmentally required records, business plans and forecasts, patient lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials and excluding all Retained Assets.

         "Retained Assets" shall mean the following assets of Seller as of the Closing Date which, although they may relate to the Business, are not Assets and are to be retained by Seller: (i) Seller's franchise to be a corporation, articles of incorporation, bylaws, minute books, stock books, corporate seals and other corporate records having to do with the corporate organization and capitalization of Seller; (ii) Seller's canceled checks, bank statements and tax returns; (iii) policies of insurance purchased by Seller, including the cash surrender value of any life insurance policy; (iv) Seller's cash and cash equivalents on hand prior to the Effective Time of Closing; (v) any tax loss carry-forwards, credits, deferred taxes or other tax benefits; (vi) intercompany accounts receivable and investments in subsidiaries; and (vii) any other assets described as "Retained Assets" in the Disclosure Schedule.

         "Retained Liabilities" shall mean all obligations and liabilities of Seller or otherwise arising out of the operation of the Business or the ownership of the Assets and which are not Assumed Liabilities. Without limiting the foregoing, the Retained Liabilities are described in the Disclosure Schedule.

         "Seller's Closing Certificates" shall mean the closing certificates of each of Seller in substantially the form of Exhibit 7 attached to this Agreement.

         "Seller's Counsel Opinion" shall mean the opinion of Porter, Wright, Morris & Arthur, in substantially the form of Exhibit 8 attached to this Agreement.

         "Temporary Services Agreement" shall mean the agreement between Buyer and Seller in the form attached as Exhibit 9.

         "WARN  Act"  shall  mean  the   Workers   Adjustment   and   Retraining
Notification Act, as amended.

                  ARTICLE II. PURCHASE AND SALE; PURCHASE PRICE

         1. Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

                  a. Seller shall sell, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Assets; and

                  b. Buyer shall assume and agree to perform in accordance with and be bound by all of the covenants, terms and obligations under the Assumed Liabilities. Buyer has agreed to pay $2,445,728.61 of the Assumed Liabilities (the "Bank Assumed Liabilities") on the Closing Date, instead of assuming the same.

         2. Adjustment to Purchase Price. Within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Buyer the Closing Balance Sheet. If the Closing Balance Sheet shows the Assets have a net tangible book value of less than $900,000, then the Purchase Price shall be reduced dollar for dollar for every dollar below $900,000. If the Closing Balance Sheet shows the Assets have a net tangible book value of more than $1,100,000, then the Purchase Price shall be increased dollar for dollar for every dollar above $1,100,000. Any resulting adjustment to the Purchase Price shall be paid in cash within fifteen (15) days of Buyer having received the Closing Balance Sheet.

         3. Payment of Purchase Price. At the Closing, Buyer shall pay 95% of the Purchase Price, or $8,175,937, prior to any adjustment, by wire transfer of immediately available funds to an account designated by Seller and shall deposit 5% of the Purchase Price, or $430,313, with the Escrow Agent pursuant to the Escrow Agreement, by wire transfer of immediately available funds.

                          ARTICLE III. OTHER AGREEMENTS

         1. Access. Seller shall afford to Buyer and the agents, accountants, attorneys and representatives of Buyer, full and complete access to all of the books, records, financial statements, facilities, key personnel and other documents and materials relating to Seller's financial condition, assets, liabilities and Business.

         2. Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement Seller is delivering to Buyer one portion of the Disclosure Schedule and within thirty (30) days after the Closing Date shall deliver to Buyer the remaining portion of the Disclosure Schedule, which remaining portion shall include schedules as of March 11, 1997 of the fixed assets, Inventory, Accounts Receivable (as defined below and, to the extent practicable, showing separately the Accounts Receivable attributable to Seller's acquisition of SOS), accruals and accounts payable. The portion of the Disclosure Schedule delivered contemporaneously with the execution and delivery of this Agreement is, and that portion to be delivered within thirty (30) days after the Closing Date shall be, accompanied by a certificate signed by the President of Seller, stating that the Disclosure Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. Together both portions of the Disclosure Schedule shall constitute one Disclosure Schedule (the "Disclosure Schedule").

         3. Public Announcements. Subject to each party's disclosure obligations imposed by Law, Buyer and Seller will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party.

         4. Transfer of Intangible Assets. Prior to or at the Closing, Seller shall take all steps so that: (i) Seller shall transfer to Buyer all of its right, title and interest in and to the name and trade dress "Danninger Medical Technology, Inc.," "Danninger Healthcare, Inc." and "Surgical & Orthopedic Specialties, Ltd.," together with any trademarks, service marks and copyrights, registered or not, and applications and all associated goodwill relating thereto; and (ii) Seller shall transfer to Buyer all of its right, title and interest in and to the Intangible Assets.

         5. Retained Liabilities. Except as otherwise specifically provided for herein with respect to the Assumed Liabilities, Buyer is not assuming any liabilities or obligations of Seller, and Seller shall pay, perform in accordance with, be bound by and satisfy all of its Retained Liabilities in the ordinary course of business.

         6. Referrals and Deliveries. After the Closing: (i) Seller shall promptly deliver to Buyer, in the form received with the addition of any required endorsements by Seller, any cash, checks or other payments received by Seller relating to the Business or the Assets except to the extent such payments are Retained Assets; and (ii) Seller shall promptly refer to Buyer any and all inquiries relating to the Business from customers or suppliers of the Business or from other Persons. Buyer and Seller shall use their best efforts to cooperate in maintaining good relationships with creditors and customers.

         7. Effective Time of Closing. The parties agree that, for all financial statement, accounting and other purposes, the transactions described in this Agreement shall be deemed effective as of 12:01 a.m., Phoenix local time, on the Closing Date (the "Effective Time of Closing").

         8. Allocation of Purchase Price. The Purchase Price shall be allocated among the classes of Assets in accordance with Section 1060 of the Internal Revenue Code. Buyer and Seller shall cooperate with each other in the preparation and filing of I.R.S. Form 8594 in connection with the Purchase Price allocation.

         9. Prorations.

                  a. All personal property taxes, if any, assessed against the Assets shall be prorated as of the Effective Time of Closing, based on the applicable tax rate of the period for which such taxes are assessed or prepaid. Seller shall be responsible for that portion of the prorated taxes accrued for the period ending as of the Effective Time of Closing, and Buyer shall be responsible for that portion of the prorated taxes attributable to the period beginning as of the Effective Time of Closing.

                  b. All payments for utilities, and other similar expenses paid or payable with respect to the Business shall be prorated and settled between Buyer and Seller so that all such expenses applicable to the period ending as of the Effective Time of Closing shall be for the account of Seller, and all such expenses for the periods after the Effective Time of Closing shall be for the account of Buyer.

                  c. To the extent ascertainable, said amounts prorated pursuant to this Section III.9. shall be settled between the parties at Closing. Otherwise said amounts will be determined and settled between the parties within thirty (30) days after Closing.

         10. Risk of Loss. Physical possession of and all risk of loss with respect to the Assets shall remain with Seller until the Effective Time of Closing and shall pass to Buyer at the Effective Time of Closing.

         11. Employees.

                  a. Buyer shall, on the Closing Date, offer to employ the employees of Seller identified in the Disclosure Schedule attached hereto as "New Danninger Employees" at the same pay rate indicated in the Disclosure Schedule and on substantially the same other terms and conditions as similarly situated employees of Buyer. Seller shall include, for each New Danninger Employee on such list accrued employee vacation and sick leave benefits
("Accrued Employee Benefits"), hire date and current salary. Buyer agrees to assume the Accrued Employee Benefits to the extent such Accrued Employee Benefits were included in the Closing Balance Sheet. Buyer and Seller shall cooperate to provide an orderly assumption of the Accrued Employee Benefits by Buyer in order to preserve the benefits available to the New Danninger Employees. Seller shall not be obligated to Buyer or any other party for any labor-related obligations or liabilities arising out of any New Danninger Employees' employment with Buyer, and Buyer agrees to satisfy all such obligations or liabilities, including, without limitation, any required notices or payments under the WARN Act or other plant closing Law.

                  b. With respect to employees of Seller who are identified as retained employees of Seller ("Retained Employees") and who will continue employment with Seller and who will not become employees of Buyer, Seller shall be responsible for all payments to said employees for wages, commissions, bonuses, vacations, severance and other similar forms of compensation owing to or accrued by such employees.

                  c. Subject to Subsection III.11.a above, Buyer shall not be obligated to Seller or any other party for any labor-related obligations or liabilities arising out of any person's employment with Seller, and Seller agrees to satisfy all such obligations or liabilities, including, without limitation, any required notices or payments under the WARN Act or other plant closing Law.

         12. Intention.

                  a. It is the intention of the parties that the Assets shall include all of the tangible and intangible assets owned by Seller and used in the operation of the Business as of the Closing Date, excepting therefrom only the Retained Assets.

                  b. It is the intention of the parties that Buyer shall assume no liabilities or obligations of Seller relating to the Business except the Assumed Liabilities.

         13. Audited Financial Statements. Within 30 days after the Closing Date, Seller and Buyer agree that Seller shall deliver to Buyer a copy of the audited consolidated balance sheet of DMTI as of December 31, 1996 and the related audited consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1996, which financial statements shall include any appropriate reclassifications to reflect the transactions contemplated by this Agreement.

              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

         For purposes of this Article, each of DMTI and DHI hereby represents and warrants to Buyer as "Seller" that:

         1. Organization; Business.

                  a. Seller is a corporation duly and validly organized and existing and in good standing under the Laws of its state of incorporation. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the use of the Assets or the operation of the Business requires Seller to so qualify, except where the failure to so qualify would not have a material adverse effect on the Business or Assets. The Disclosure Schedule contains a list of all states and foreign jurisdictions where Seller is so qualified as a foreign corporation.

                  b. Seller has the full corporate power and authority and all material franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to carry on the Business as it is now conducted, to own, lease and operate the Assets and to perform all of its obligations under the Contracts.

         2. Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Seller are within the corporate power of Seller and have been duly authorized by all necessary corporate action by Seller. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Seller will be, when executed and delivered by Seller, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         3. No Violation or Conflict.

                  a. The execution, delivery and performance of this Agreement by Seller do not and will not, directly or indirectly (with or without notice or lapse of time):

                           (1) contravene, conflict with or violate the Articles
or Certificate of Incorporation or Bylaws of Seller;

                           (2) contravene,  conflict with or violate or give any
governmental body or any other Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any judgment, order or decree to which Seller or any of the Assets may be subject;

                           (3) except as set forth in the  Disclosure  Schedule,
contravene, conflict with, violate or breach any provision, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of the Contracts which are material to the Business;

                           (4) result in the  imposition or creation of any Lien
upon or with respect to the Assets; or

                           (5) to  Seller's  knowledge,  disrupt  or impair  any
material   relationship  with  any  supplier,   customer,   distributor,   sales
representative or employee of the Business.

                  b. Except as set forth in the Disclosure Schedule, Seller is not and will not be required to give any notice or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

         4. Financial Information; Books and Records.

                  a. Seller has delivered, or within thirty (30) days after the Closing will deliver, to Buyer the DMTI Financials, the DHI Financials and the Closing Balance Sheet and has made available to Buyer all of the other Financial Information. The financial statements (and notes where applicable) which are part of the Financial Information are accurate and complete in all material respects and fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to therein, all in accordance with generally accepted accounting principles applied on a consistent basis throughout all periods, subject, in the case of unaudited interim financial statements, to normal year-end and audit adjustments (the effect of which are not or will not, individually or in the aggregate, be materially adverse).

                  b. The books of account, minute books and other records of Seller, as they relate to the Business and all of which have been made available to Buyer: (i) are complete and correct in all material respects; (ii) have been maintained in accordance with sound business practices and consistent with past practice; (iii) have recorded therein all material properties and assets and liabilities of the Business; and (iv) reflect all material transactions entered into by the Business or to which the Business is a party.

         5. Assets.

                  a. Except as set forth in the Financial Information or the Disclosure Schedule: Seller owns good and valid title to the Assets, free and clear of any and all Liens; Seller is in sole possession of, and has sole control of, the Assets; all of Seller's tangible Assets are physically located on the Premises; and none of the Assets is leased, rented, licensed or otherwise not owned by Seller.

                  b. The Assets include all assets of Seller which are used in the operation of the Business, excepting therefrom only any Retained Asset.

                  c. Except as set forth in the Disclosure Schedule, the Equipment and Leased Assets are in good operating condition and repair and are adequate for the uses for which they are being put, normal wear and tear excepted.

                  d. Except as set forth in the Financial Information or the Disclosure Schedule: (i) the items of Inventory are located at the locations listed in the Disclosure Schedule are of good, usable and merchantable quality and do not include obsolete or discontinued items; (ii) all items of Inventory are of such quality as to meet the quality control standards of Seller and any applicable governmental quality control standards; (iii) all items of Inventory that are finished goods are saleable or rentable as current inventories at the current prices thereof in the ordinary course of business; (iv) Inventory, other than the CPM Rental Fleet, are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP; and (vi) no write-down in Inventory has been made or should have been made pursuant to GAAP during the past two years.

                  e. The accounts receivable which are derived from the Business prior to the Effective Time of Closing (the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Business. Except as set forth in the Disclosure Schedule, the Accounts Receivable are currently collectible net of the respective reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice), and, to Seller's knowledge, there is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable in excess of the amount of the reserves. Set forth on the Disclosure Schedule will be a complete and accurate list of Accounts Receivable for DMTI at the Closing Date and a summary of Accounts Receivables of DHI at the Closing Date, in each case including the aging of such Accounts Receivable.

         6. Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, Seller does not have any liabilities, obligations or indebtedness of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) in connection with the Business, other than as set forth in the

Financial Information or as specifically identified in the Disclosure Schedule or as incurred in the ordinary course of business since the most recent financial statements.

         7. Taxes.

                  a. Except as set forth in the Disclosure Schedule, Seller has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) with respect to the Business which were required to be filed. Seller has delivered to Buyer copies of all such all income tax and other material tax returns with respect to the Business which have been filed since January 1, 1994.

                  b. Seller has paid or made provision for all federal, state, local, foreign or other governmental charges with respect to the Business and/or the Assets that may or could follow the Assets or otherwise affect Buyer after the consummation of the transactions contemplated herein.

                  c. There are no tax Liens upon any of the Assets, except for Liens for current taxes not yet due and payable.

         8. Absence of Certain Changes.

                  a. Except as set forth in the Disclosure Schedule, since December 31, 1996, there has not been any:

                           (1)  material   adverse   change  in  the   financial
condition, properties, liabilities, business, results of operations or prospects of the Business;

                           (2) damage,  destruction or loss which has materially
and adversely affected the financial condition, properties, business, results of operation or prospects of the Business and/or the Assets (whether or not covered by insurance);

                           (3) transactions by the Business outside the ordinary
course of business, except for the transactions contemplated by this Agreement;

                           (4) payment or increase of any bonus, salary or other
compensation to any officer or employee of the Business except in the ordinary course of business or entry into any employment, severance or similar arrangement with any officer or employee of the Business;

                           (5)  adoption of or  increase  in the  payments to or
benefits under any Employee Benefit Plan;

                           (6) entry into,  termination of, or receipt of notice
of termination of any license, service, joint venture, credit or similar agreement, or any Contract or transaction involving a total remaining commitment by or to Seller relating to the Business of at least $50,000;

                           (7)  cancellation  or waiver of any  claims or rights
relating to the Business with a value in excess of $50,000;

                           (8) material change in the accounting methods used by
Seller;

                           (9) agreement,  whether oral or written, by Seller to
do any of the foregoing; or

                           (10)  commitments  to  provide  CPM  units to any one
customer in excess of $50,000.

                  b. Seller knows of no presently established facts or existing circumstances which will materially adversely affect the operations, results or prospects of the Business after the Closing Date.

         9. Employee Benefit Plans.

                  a. The Disclosure Schedule sets forth all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, formal or informal, legally binding or not, with respect to which Seller is a party, with respect to which Seller has or could have any obligation (whether primary or secondary) (collectively, the "Employee Benefit Plans").

                  b. Except as otherwise indicated on the Disclosure Schedule, each Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle).

                  c. To Seller's knowledge, all contributions (including all employee contributions and employee salary reduction contributions) or premiums which are due before the Closing Date under the terms of any Plan, the Code, ERISA, or other applicable laws, rules and regulations, have been or will be timely made to the Plan before the Closing Date.

                  d. Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, summaries of material modifications, highlights brochures or similar descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including the attached schedules and audited financial statements), the most recent actuarial valuation reports, and all related trust agreements, insurance contracts, and other funding agreements that implement each Employee Benefit Plan.

                  e. With respect to each Plan that either Seller or any United States member of a controlled group of organizations that includes Seller ("Commonly Controlled Entity") within the meaning of Section 414(b), (c) and
(m)(5) of the Code or Section 210(c) - (d) of ERISA, maintains or ever has maintained, or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (1)  No  such  Employee  Benefit  Plan  which  is  an
employee pension benefit plan (within the meaning of Section 3(2) of ERISA) has been completely or partially terminated or been the subject of a "reportable event" (other than this Agreement) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"). No proceeding by the PBGC to terminate any such employee pension benefit plan has been instituted or threatened.

                           (2) To Seller's  knowledge  Seller has not  incurred,
and none of the directors and officers (and employees with responsibility for employee benefits matters) of Seller has any reason to expect that Seller will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability).

                           (3) To  Seller's  knowledge  neither  Seller  nor any
Commonly Controlled Entity: (i) currently maintains or contributes to any employee benefit plan subject to Title IV of ERISA as to which the assets of each such Plan are not at least equal in value to the present value of the projected benefit obligations (vested and unvested) of the participants in such Plan, based on the actuarial methods and assumptions used in the most recent actuarial valuation report; or (ii) has any liability for any lien imposed under section 302(f) of ERISA or interest payment required under Section 302(e) of ERISA or Section 412(n) of the Code or excise tax imposed by Section 4971 of the Code.

                  f. Neither Seller nor any Commonly Controlled Entity contributes to, ever has contributed to, or ever has been required to contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or has any liability (including withdrawal liability) under any multiemployer plan.

                  g. Seller does not maintain and has not maintained, or contribute, ever contributed, or has ever been required to contribute to, any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         10. Compliance with Law.

                  a. The present and past operation of the Business, and the Assets, is and has been, in compliance in all material respects with all
Existing Permits, Laws, governmental specifications, authorizations or requirements and any decree, judgment, order or similar restriction. To the best knowledge of Seller, the Business is not currently the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any federal, state, local or other governmental agency.

                  b. To the best knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Business, of, or a failure on the part of the Business to comply in all material respects with, any Existing Permit, Law, governmental specification, authorization or requirement or any decree, judgment, order or similar restriction or (ii) may give rise to any obligation on the part of the Business to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  c. With respect to the Business, Seller has not received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Existing Permit or Law having a material effect on the Business or Assets or (ii) any actual or alleged obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any material remedial action.

                  d. The Disclosure Schedule contains a complete and accurate list of each Existing Permit having a material effect on the Business or Assets. Each Existing Permit listed or required to be listed in the Disclosure Schedule is valid and in full force and effect, and such Existing Permits collectively constitute all of the permits, licenses, approvals, qualifications, permissions or authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner currently conducted and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such assets.

         11. Litigation. Except as listed in the Disclosure Schedule, there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to Seller's knowledge, proposed or threatened, against or relating to the Business or the Assets, nor is there any basis known to Seller for any such action. There are no actions, suits or proceedings pending or, to Seller's knowledge, proposed or threatened, against Seller by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         12. Contracts; Performance of Contracts.

                  a. The  Disclosure  Schedule  contains a complete and accurate list (or summary of oral Contracts) of, and Seller has delivered to Buyer true and complete copies of, the Contracts described therein. The Contracts identified in the Disclosure Schedule as the "Material Contracts" are the only Contracts to which Seller is a party or by which Seller is bound which:

                           (1)  involves  the  performance  of  services  by the
Business of an amount or value in excess of $50,000;

                           (2) involves the  performance of services or delivery
of goods or materials to the Business of an amount or value in excess of $50,000;

                           (3) was not entered  into in the  ordinary  course of
business and involves expenditures or receipts of the Business in excess of $50,000;

                           (4)  is  a  lease,  rental  or  occupancy  agreement,
license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                           (5)  is  a  joint  venture,  partnership,  and  other
Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Business with any other Person;

                           (6)  contains  covenants  that in any way  purport to
restrict the business activity of the Business or limit the freedom of the Business to engage in any line of business or to compete with any Person or otherwise restricts the right of the Business to use or disclose any information in its possession;

                           (7)  is  a  power  of  attorney   that  is  currently
effective and outstanding;

                           (8) is a management, consulting, employment, personal
service, agency or other contract or contracts providing for employment or rendition of services and which: (i) is in writing; or (ii) creates other than an at will employment relationship; or (iii) provides for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation; or
(iv) contains any termination or severance pay obligations or liabilities;

                           (9) is an agreement  with any subsidiary or affiliate
of Seller, including, without limitation, any director, officer, employee or, to Seller's knowledge, any shareholder of Seller that owns more than 5% of DMTI's outstanding common stock (a "Principal Shareholder"); or

                           (10) is any other written or unwritten agreement that
is material, either in amount or significance, to the ongoing operation of the Business.

                  b. To the best knowledge of Seller, each Contract identified or required to be identified on the Disclosure Schedule, and, except as set forth therein, is in full force and effect and is valid and enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on the Disclosure Schedule:

                           (1) the Business  is, and at all times since  January
1, 1994 has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which the Business has or had any obligation or liability or by which the Business or any of the Assets is or was bound;

                           (2) to the best  knowledge  of  Seller,  no event has
occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Business or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                           (3) the  Business  has not given to or received  from
any other Person, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any Contract.

                  c. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Business under current or completed Contracts with any Person other than in the ordinary course of business, and no such Person has made written demand for such renegotiation.

                  d. The Contracts relating to the provision of services by the Business have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

         13. Existing Insurance Policies.

                  a. Seller has delivered to Buyer a true and complete list of the Existing Insurance Policies, all pending applications for an insurance policy to cover the Assets, the Premises or the Business and any statement by the preparer of Seller's financial statements with regard to the adequacy of Seller's insurance coverage with respect to the Assets, the Premises or the Business.

                  b. The Existing Insurance Policies: (i) are valid, outstanding and enforceable; and (ii) are sufficient for compliance in all material respects with all Laws, the Existing Permits and the Contracts.

                  c. The Disclosure Schedule sets forth, by year, for the current policy year and each of the two preceding policy years in respect of each policy for liability, property or casualty (in each case relating only to the Business): (i) a summary of loss experience under each policy; (ii) a statement describing each claim under each policy for an amount in excess of $10,000; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  d. Except as set forth in the Disclosure Schedule, Seller has not received: (i) any refusal of coverage or notice that a defense will not be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any Existing Insurance Policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

         14. Environmental Protection.

                  a. As used in this Agreement:

                           (1)  "Environmental  Claim"  shall  mean  any and all
administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability of Seller (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by Seller; or (ii) circumstances forming the basis of any violation or alleged violation, of any Environmental Law by Seller; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief from or against Seller resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

                           (2)  "Environmental  Laws"  shall  mean all  federal,
state, local or foreign statutes, Laws, rules, ordinances, codes, policy, rule of common law, regulations, judgments, and orders relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

                           (3) "Environmental  Hazardous  Materials" shall mean:
(i) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," extremely hazardous wastes," restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (iii) any other chemical, medical or material, substance or waste exposure to which is now prohibited, limited or regulated by any governmental authority.

                           (4)   "Environmental    Permits"   shall   mean   all
environmental, health and safety permits and governmental authorizations.

                           (5)  "Environmental  Release" shall mean any release,
spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

                  b. The Business: (i) to the best knowledge of Seller, is in compliance with all applicable Environmental Laws; and (ii) Seller has not received any communication (written or oral) that alleges that the Business is not or was not in compliance with applicable Environmental Laws.

                  c. The Business has obtained all Environmental Permits necessary for its operations, and all such permits are in good standing and the Business is in compliance in all material respects with all terms and conditions of its Environmental Permits, if any.

                  d. There is no Environmental Claim pending or, to the best knowledge of Seller, threatened against the Business or the Assets or against any Person whose liability for any Environmental Claim Seller has or may have retained or assumed in connection to the Business or the Assets either contractually or by operation of Law, or against any real or personal property or operation which the Business owns, leases or manages, nor is there any basis for any such Environmental Claim.

                  e. There have been no Environmental Releases of any Environmental Hazardous Material by the Business or any employee or agent of the Business, or by any Person on real property owned, used, leased or operated by the Business now or in the past.

                  f. To the best knowledge of Seller, no real property at any time owned, operated, used or controlled by the Business is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list.

                  g. Seller has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

                  h. To the best knowledge of Seller, no off-site location at which the Business has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list.

                  i. Seller has not received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                  j. There is not and has not been any Environmental Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Premises, or any other real property owned, operated, used or controlled by the Business in the past, except for quantities of any such Environmental Hazardous Materials stored or otherwise held on, under or about the Premises, or any other real property owned, operated, used or controlled by the Business in the past, in full compliance with all Environmental Laws and intended to be used in the operation of the Business.

                  k. Except as listed on the Disclosure Schedule, there is not now and has not been in the past any underground or above-ground storage tank or pipeline on the Premises, or any other real property owned, operated, used or controlled by the Business in the past, and there has been no Environmental Release from or rupture of any such tank or pipeline, including, without limitation, any Environmental Release from or in connection with the filling or emptying of such tank.

         15. Labor Matters.

                  a. Except as set forth in the Disclosure Schedule, there has been provided to Buyer a complete and accurate list of the following information for each employee of the Business, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; vacation accrued.

                  b. Except as set forth on the Disclosure Schedule, to Seller's knowledge, no employee of the Business is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of such employee's duties as an employee of the Business or (ii) the ability of Buyer to conduct the Business, including any Proprietary Rights Agreement with Seller by any such employee.

                  c. Each of DHI's seven territory managers and eight account reps indicated in the Disclosure Schedule have executed either a Territory Manager Employment Agreement or an Account Representative Employment Agreement in the form included in the Disclosure Schedule and Jerry McKevitt has executed a Regional Vice President Employment Agreement, also included in the Disclosure Schedule.

         16. Labor Relations; Compliance.

                  a. Seller has not been and is not a party to any collective bargaining or other labor Contract.

                  b. There has not been, there is not presently pending or existing, and to Seller's knowledge there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any charge, grievance, proceeding or other claim against or affecting the Business relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Business or the Premises or (iii) any application for certification of a collective bargaining agent.

                  c. The Business has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Business is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

                  d. To the knowledge of Seller, there is no present or former employee of the Business who has any claim against Seller on account of or for:
(i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) sales commissions, vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than sales commissions, vacation, sick leave or time off (or pay in lieu thereof) earned under the standard policies of the Business.

         17. Brokers. Except for fees to The Ohio Company to be paid solely by Seller, Seller has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

         18. Governmental Approvals. Except as set forth in the Disclosure Schedule, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Seller.

         19. Disclosure. Seller has furnished to Buyer complete and accurate copies of all documents and/or information requested by Buyer. To Seller's knowledge, no statement of fact by Seller contained in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading.

         20. Intangible Assets.

                  a. The Intangible Assets are all those used in the operation of the Business as currently conducted. Except as set forth in the Disclosure Schedule, Seller owns all of the right, title, and interest in and to each of the Intangible Assets free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intangible Assets without payment to a third party.

                  b. To Seller's knowledge, the Business does not infringe on the intellectual property rights of others.

                  c. No trade name, registered or unregistered trademark, service mark or application therefor included in the Intangible Assets has been or is involved in any opposition, invalidation or cancellation and, to Seller's knowledge, no such action is threatened with respect to such assets.

                  d. To the knowledge of Seller, no trade secret or other confidential or proprietary information used in the Business has been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of the Business.

         21. Certain Payments. Neither Seller nor, to the knowledge of Seller, any director, officer, agent, employee of Seller or any other Person associated with or acting for or on behalf of Seller, has directly or indirectly, in each case in violation of any Law: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Business, (B) to pay for favorable treatment for business secured for the Business or (C) to obtain special concessions or for special concessions already obtained for or in respect of the Business; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

         22. Relationships with Related Parties. Except as set forth on the Disclosure Schedule, no Principal Shareholder or any affiliate of any Principal Shareholder or of Seller has, or since January 1, 1996, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Except as set forth on the Disclosure Schedule, no Principal Shareholder or any affiliate of a Principal Shareholder or of Seller owns, or since January 1, 1996 has owned, an equity interest (of record or as a beneficial owner) or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Business of the type required to be disclosed under Securities and Exchange Commission Regulation S-K, Item 404 ("Item 404"), or (ii) engaged in competition with the Business with respect to any products or services of the Business (a "Competing Business") in any market presently served by the Business except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on the Disclosure Schedule, no Principal Shareholder or any affiliate of a Principal Shareholder or of Seller is a party to any Contract with, or has any claim or right against, Seller with respect to the Business of the type required to be disclosed under Item 404.

         23. No Real Property. Seller does not own any real property in connection with the operation of the Business.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that:

         1. Organization; Business.

                  a. Buyer is a corporation duly and validly organized and existing under the Laws of its state of incorporation.

                  b. Buyer has the full corporate power and authority and all material franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to carry on its business as it is now conducted.

         2. Authorization; Enforceability. The execution, delivery and performance of this Agreement by Buyer and all of the documents and instruments required by this Agreement to be executed and delivered by Buyer are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Buyer will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         3. No Violation or Conflict. The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with or violate any Law, the Certificate or Articles of Incorporation or Bylaws of Buyer or any contract or agreement to which Buyer is a party or by which Buyer is bound.

         4. Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

         5. Disclosure. To Buyer's knowledge, no statement of fact by Buyer contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein contained, in the light of the circumstances under which they were made, not misleading.

         6. Litigation. There are no actions, suits or proceedings pending or, to Buyer's knowledge, proposed or threatened, against Buyer by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         7. Brokers. Except for fees to Furman Selz to be paid solely by Buyer, Buyer has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

          ARTICLE VI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         1. Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         2. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         3. No Litigation. No suit, action or other proceeding shall be pending or threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

         4. Deliveries at Closing. Seller shall have delivered or caused to be delivered to Buyer the following documents, each dated the Closing Date and properly executed by Seller, appropriate officers of Seller or counsel for Seller or third parties, as appropriate: (i) the Bill of Sale; (ii) the Confidentiality Agreement; (iii) the Noncompete Agreements; (iv) Seller's Closing

Certificates; (v) the Seller's Counsel Opinion; (vi) Temporary Services Agreement; (vii) a stock purchase agreement of even date herewith between DMTI and Buyer (the "Stock Purchase Agreement"); and (viii) any assignments necessary to effect the transfer of the Intangible Assets to Buyer.

         5. Other Deliveries. Seller shall have delivered to Buyer:

                  a. such certificates and documents of officers of Seller and public officials as shall be reasonably requested by Buyer to establish the existence of Seller and the due authorization of this Agreement and the transactions contemplated by this Agreement by Seller;

                  b. legal title to and legal possession of the Assets;

                  c. such other bills of sale, endorsements, assignments or other instruments of conveyance as shall be effective to vest in Buyer good and marketable title to the Assets; and

                  d. such tax clearance certificates or other similar document(s) which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold a portion of the Purchase Price or which may be necessary or advisable in order to comply with any applicable sales tax exemption.

         ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         1. Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         2. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

         3. No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

         4. Deliveries at Closing. Buyer shall have delivered to Seller the following documents, each dated the Closing Date and properly executed by Buyer, or counsel for Buyer, as appropriate: (i) the Bill of Sale; (ii) the Buyer Closing Certificate; (iii) the Buyer Counsel Opinion; (iv) the Temporary Services Agreement; (v) the Confidentiality Agreement; and (vi) the Stock Purchase Agreement.

         5. Other Documents. Buyer shall have delivered to Seller such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Seller to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer.

         6. Delivery of Purchase Price. Buyer shall have delivered to Seller the Purchase Price as described in Section II.3. of this Agreement, and shall have paid in full all Bank Assumed Liability as required under Section II. 1.b of this Agreement.

                            ARTICLE VIII. INDEMNITIES

         1. Seller's Indemnity. Seller hereby indemnifies and holds Buyer harmless from and against, and agrees to promptly defend Buyer from and reimburse Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding) which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  a. any breach of any of the representations and warranties made by Seller in or pursuant to this Agreement;

                  b. any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by Seller pursuant to this Agreement;

                  c. the Retained Liabilities;

                  d. Excess Warranty Expense;

                  e. noncompliance with any bulk transfer or plant closing Laws in connection with the sale of the Assets;

                  f. the failure of Seller to deliver to Buyer a tax clearance certificate pursuant to Section VI.5.d; or

                  g. any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections VIII.1.a. through VIII.1.f, inclusive, of this Agreement.

         2. Buyer's Indemnity. Buyer hereby indemnifies and holds Seller harmless from and against, and agrees to promptly defend Seller from and reimburse Seller for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including, without limitation, those incurred in connection with any suit, action or other proceeding) which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  a. any breach of any of the representations and warranties made by Buyer in or pursuant to this Agreement;

                  b. any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by Buyer pursuant to this Agreement;

                  c. the Assumed Liabilities;

                  d. any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections VIII.2.a. through VIII.2.c, inclusive, of this Agreement.

         3. Provisions Regarding Indemnities.

                  a. Insurance Recoveries. The amounts for which an indemnifying party shall be liable under Sections VIII.1. and VIII.2. of this Agreement shall be net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification.

                  b. Notice; Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under
Section VIII.1. or Section VIII.2. of this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

                  c.  Exclusivity.  The  rights of  indemnity  provided  by this
Article VIII. of this Agreement shall be exclusive of all other rights of indemnity or contribution, whether created by Law or otherwise, either before or after the Effective Time of Closing, relating in any way to the subject matter of this Agreement.

                  d. Termination of Seller's Rights. The right of Seller to receive indemnity provided by Section VIII.2. of this Agreement shall, as to any matter (other than pursuant to VIII.2.c.) which has not been noticed to Buyer prior to such time, expire at 11:59 P.M., Phoenix, Arizona time, on the first anniversary of the Effective Time of Closing.

                  e. Termination of Buyer's Rights. The right of Buyer to receive indemnity provided by Section VIII.1. of this Agreement shall, as to any matter which has not been noticed to Seller prior to such time, expire at 11:59 P.M. Phoenix, Arizona time, on the first anniversary of the Effective Time of Closing.

                  f. Rights on Termination. The termination of the rights of an indemnified party to receive indemnity under this Agreement shall not affect that Person's right to prosecute to conclusion any claim made by that Person prior to the time that the relevant right of indemnity terminates.

                  g. Limitations on Seller's Liability. The liability of Seller under Section VIII.1. of this Agreement shall be without deduction or limitation, except that the liability of Seller under Section VIII.1.a., and
Section VIII.1.d. and Section VIII.1.g (to the extent it relates to Sections VIII.1.a or VIII.1.d of this Agreement) shall:

                           (1) not  arise  with  respect  to a single  course of
conduct, related set of circumstances, occurrence or event unless the damages suffered by an indemnified party arising therefrom exceed One Thousand and 00/100 Dollars ($1,000.00) (a "Seller Indemnifiable Breach");

                           (2) be recoverable only if and to the extent that the
cumulative damages suffered by Buyer for all Seller Indemnifiable Breaches exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00); and

                           (3)  Buyer  shall  not be  entitled  to more than one
recovery for any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by Seller in or pursuant to this Agreement.

                  h. Limitations on Buyer's Liability. The liability of Buyer under Section VIII.2. of this Agreement shall be without deduction or limitation, except that the liability of Buyer under Section VIII.2.a. and
Section VIII.2.d (to the extent it relates to Section VIII.2.a of this Agreement) shall:

                           (1) not  arise  with  respect  to a single  course of
conduct, related set of circumstances, occurrence or event unless the damages suffered by an indemnified party arising therefrom exceed One Thousand and 00/100 Dollars ($1,000.00) (a "Buyer Indemnifiable Breach");

                           (2) be recoverable only if and to the extent that the
cumulative damages suffered by Seller for all Buyer Indemnifiable Breaches exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00); and

                           (3)  Seller  shall not be  entitled  to more than one
recovery for any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by Buyer in or pursuant to this Agreement.

                  i. Waiver of Consequential and Punitive Damages. Each party hereby waives and agrees to forfeit any right it may have to seek consequential or punitive damages under or related to this Agreement.

                            ARTICLE IX. MISCELLANEOUS

         1. Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the Effective Time of Closing and the consummation of the transactions contemplated by this Agreement and shall terminate and be of no further force and effect at 11:59 P.M. Phoenix, Arizona time on the first anniversary of the Effective Time of Closing (other than representations and warranties of Seller set forth in Sections IV.7, and IV.14, which shall terminate and be of no further force and effect at 11:59 P.M. Phoenix, Arizona time on the second anniversary of the Effective Time of Closing). The termination of the representations and warranties contained in the immediately preceding sentence shall not affect a party's right to prosecute to conclusion any claim made by such party prior to such time.

         2. Insurance Coverage Following the Closing. In connection with certain Retained Liabilities, Seller desires to obtain a claims made liability insurance policy covering such Retained

Liabilities. Buyer and Seller agree that such insurance shall be obtained with such companies and through such brokers offering the necessary coverage as designated by Seller. Buyer and Seller agree that Seller shall pay the premiums or otherwise provide for such insurance and that Buyer shall reimburse Seller, promptly upon demand for reimbursement accompanied by proof of such insurance, for 50% of the cost of such coverage; provided, however, that Buyer's reimbursement obligation under this Section IX.2. shall in no event exceed $50,000 and provided further that Buyer's agreement to reimburse Seller under this Section IX.2. shall not affect Buyer's rights to indemnification by Seller pursuant to Section VIII.1. hereof.

         3. Right to Use Name. Immediately following the Closing, DMTI, as the sole shareholder of DHI, shall take all necessary corporate action and shall file all required instruments to change the name of DHI to a name which does not include any of the Intangible Assets to be transferred to Buyer hereunder. For the period following the Closing and through the annual meeting of stockholders of DMTI to be held in 1997 (the "1997 Annual Meeting"), Buyer grants DMTI the right to use the name "Danninger Medical Technology, Inc." as its corporate name, provided that DMTI shall do business under another name which does not include any of the Intangible Assets to be transferred to Buyer hereunder. DMTI agrees that in preparation for the 1997 Annual Meeting its Board of Directors shall adopt a resolution to the corporation's certificate of incorporation to change the name of the corporation to another name which does not include any of the Intangible Assets to be transferred to Buyer hereunder. DMTI agrees that it will include such resolution in the proxy statement to be furnished to stockholders of DMTI in connection with the 1997 Annual Meeting and that the proxy statement will include a recommendation from the Board of Directors of DMTI to the stockholders of DMTI to vote in favor of the proposal to change the name of the corporation.

         4. Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Buyer and Seller. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         5. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

         6. Governing Law. This Agreement shall be construed and interpreted according to the internal Laws of the State of Arizona without regard to the conflicts of laws principles thereof.

         7. Assignment; Guarantee. This Agreement shall not be assigned by Seller except with the prior written consent of Buyer. OrthoLogic Corp. may assign this Agreement to a subsidiary of OrthoLogic Corp. without the prior written consent of Seller and to any other party with the prior written consent of Seller; provided, however, any assignment of this Agreement by OrthoLogic Corp. or designation of a subsidiary as Buyer shall not limit or otherwise affect OrthoLogic Corp.'s continuing primary and direct liability as Buyer under this Agreement.

         8. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

         If to Seller:              Danninger Medical Technology, Inc.
                                    Attention: Joseph A. Mussey, President
                                    5160-A Paul G. Blazer Memorial Parkway
                                    Dublin, Ohio 43017
                                    Telephone No.: (614) 718-0500
                                    Facsimile No.: (614) 718-0528


         with a copy to:            Porter, Wright, Morris & Arthur
                                    Attention: Curtis A. Loveland
                                    41 South High Street
                                    Columbus, Ohio 43215
                                    Telephone No.: (614) 227-2004
                                    Facsimile No.: (614) 227-2100

         If to Buyer:               OrthoLogic Corp.
                                    Attention: Allan M. Weinstein, Ph.D.
                                    2850 South 36th Street
                                    Phoenix, Arizona 85034
                                    Telephone No.: (602) 437-5520
                                    Facsimile No.: (602) 470-7080
         with a copy to:            Quarles & Brady
                                    Attention: P. Robert Moya
                                    One East Camelback, Suite 400
                                    Phoenix, Arizona 85012
                                    Telephone No.: (602) 230-5500
                                    Facsimile No.:  (602) 230-5598

         9. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10. Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

         11. Specific Performance. The parties agree that the Assets and Business as a going concern constitute unique property. There is no adequate remedy at Law for the damage which either party might sustain for failure of the other party to consummate the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the transactions contemplated by this Agreement.

         12. Taxes and Fees. Seller shall pay all transfer taxes of any kind, all sales and use taxes and all recording and filing fees which arise as a result of the conveyance of the Assets by Seller to Buyer.

         13. Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement.

         14. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default.

         15. Further Assurances. From time to time after the Closing Date, upon the reasonable request of Buyer and without any additional consideration other than payment of any out-of-pocket expenses by Buyer, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order to more effectively sell, assign, convey, transfer, reduce to possession and record title to any of the Assets. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Assets in the condition and manner contemplated by this Agreement. From time to time after the Closing Date, upon the reasonable request of Seller and without any additional consideration, other than payment of any out-of-pocket expenses by Seller, Buyer shall provide Seller and its agents and representatives access and copies of the Assets and access to and the reasonable services of employees of the Business during normal working hours and without interfering with the operation of the Business to enable Seller to prepare any tax returns and to verify, pay or perform any Retained Liability, and Buyer shall cause its employees to cooperate with Seller in the defense of any claim relating to any Retained Liability.

         16. No Third Party Beneficiary. Nothing expressed or referred to herein will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                                      Signature Page to Asset Purchase Agreement

         IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                        Buyer:

                                        OrthoLogic Corp.,
                                        a Delaware corporation or its designated subsidiary


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        Seller:

                                        Danninger Medical Technology, Inc.,
                                        a Delaware corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        Danninger Healthcare, Inc.,
                                        an Ohio corporation


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------
                                       35